Exhibit 99.2

NEWS For Immediate Release

Editorial Contact:

Daphne Kent

Quest Software, Inc.

614.726.4787

Daphne.Kent@quest.com

QUEST SOFTWARE NAMES NEW SENIOR VICE PRESIDENT OF WORLDWIDE SALES

Alan Fudge will Provide Leadership to all Quest Sales Operations

ALISO VIEJO, Calif., Aug. 10, 2009 – Quest Software, Inc. (Nasdaq: QSFT) today announced that Alan Fudge has been named the new senior vice president of worldwide sales. Reporting to Doug Garn, Quest president and CEO, Fudge will provide leadership to the Quest sales force located in 27 countries across the globe.

Fudge brings to Quest more than 20 years of experience in executive management and sales operations, including both direct and channel sales. Prior to joining Quest, he served as president and CEO of GuardianEdge Technologies, Inc., a leader in enterprise endpoint data protection. There, Fudge was responsible for leading the company’s strategic direction while overseeing day-to-day operations.

“Alan has a proven track record of delivering strong, sustainable revenue growth, while building world-class teams within diverse organizational environments,” said Garn. “He brings not only extensive product and market knowledge to his new role, but also has the right qualities that Quest needs in a worldwide sales leader.”

Fudge also has held executive leadership positions with VMWare, BEA Systems, Objectspace, and IBM. He earned a Bachelor of Arts degree in Computer Science from St. Edward’s University in Texas.

“I’m excited to be joining a dynamic, financially sound company like Quest that has a solid reputation in the marketplace, and whose first priority is the customer,” said Fudge. “I look forward to the challenges ahead, and working with such a seasoned, international team of sales professionals.”

About Quest Software, Inc.

Now more than ever, organizations need to work smart and improve efficiency. Quest Software creates and supports systems management products – helping our customers solve everyday IT challenges faster and easier. Visit www.quest.com for more information.

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Quest, Quest Software and the Quest logo are trademarks or registered trademarks of Quest Software in the United States and certain other countries. All other trademarks and registered trademarks are property of their respective owners.

Web Links Referenced in this Release:

Quest Software, Inc.: www.quest.com